EXHIBIT10.1
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Agreement”) is made this 6th day of March, 2008 by and between Discovery Communications, LLC. (“DCL”) and Adria Alpert-Romm (“Executive”) (herein referred to as “this Agreement”).
     WHEREAS, Executive entered into an employment agreement with Discovery Communications, Inc. dated January 31, 2007;
     WHEREAS, the parties to this Agreement now desire to enter into an amended and restated employment agreement (“Agreement”) to reflect certain changes:
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the parties hereby agree as follows:
I.	DUTIES, ACCEPTANCE, LOCATION
A.	DCL shall continue to employ Executive, and Executive agrees to continue to render exclusive and full-time services as Executive Vice President, Human Resources, upon the terms and conditions set forth herein. Executive’s duties shall be consistent with her title and as otherwise directed by DCL.

B.	Executive shall report to David Zaslav, President and Chief Executive Officer of DCL, provided that DCL reserves the right to change the individual and/or position to whom/which Executive reports and, if DCL deems it necessary, subject to Section IV(D)(1)(b) hereof, the location where Executive works.

C.	Throughout her employment with DCL, Executive agrees to serve DCL faithfully and to the best of her ability, and to devote her full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of DCL.
II.	TERM OF EMPLOYMENT
A.	Executive’s term of employment shall be five (5) years beginning on March 12, 2007 and ending March 11, 2012 (“Term of Employment”).

B.	DCL shall have the option to renew this Agreement with Executive for an additional term. If DCL wishes to exercise its option to renew this Agreement, it will give Executive written notice of its intent to renew one hundred twenty (120) days prior to the end of the Term of Employment. Executive and DCL then agree to negotiate with each other exclusively and in good faith for the next ninety (90) days of the Term of Employment. In the event DCL does not exercise its option to renew this Agreement, this Agreement shall expire, and Executive shall automatically become an at-will employee following the Term of Employment.
III.	COMPENSATION
A.	Base Salary. DCL agrees to provide Executive with an annual base salary of $500,000. Beginning March 12, 2007, this sum will be paid over the course of twelve months, in increments paid on regular DCL paydays, less such sums as the law requires DCL to deduct or withhold. Executive’s future salary increases will be reviewed and decided in accordance with DCL standard practices and procedures.

B.	Bonus/Incentive Payment. In addition to the base salary paid to Executive pursuant to Section III(A), Executive shall be eligible for an annual incentive payment of Sixty Percent (60%) of her base salary. The portion of the incentive payment to be received by Executive will be determined in accordance with DCL’s applicable incentive or bonus plan in effect at that time (e.g., subject to reduction for DCL under-performance and increase for DCL over-performance and subject to an individual performance evaluation by Executive’s supervisor) and will be paid in accordance with the applicable incentive or bonus plan.

C.	Benefits. Executive shall be entitled to participate in and to receive any and all benefits generally available to executives at Executive’s level in the company in accordance with the terms and conditions of the applicable plan or arrangement.

D.	Unit Appreciation Plan. DCL currently maintains the Discovery Appreciation Plan (a copy of which, as it currently exists, is attached as Attachment 1) (the “Plan”). Executive shall be designated as a participant in the Plan and be awarded 400,000 units with, and on, a grant date of March 12, 2007. Participation by Executive in the Plan shall be in accordance with the terms of the Plan and subject to the terms of this Agreement. If, however, Executive’s employment under this Agreement is terminated by DCL not For Cause as defined in Section IV(E)(1)(a) of this Agreement, notwithstanding anything set forth in the Plan, Executive will have the right to be compensated under the terms set forth in Section IV(E) and its subparts. In the event Executive and DCL do not enter into a new employment agreement following expiration of this Agreement, Executive’s Units will be treated in accordance with Sections II(B) and IV(F) hereof. The parties acknowledge and agree that the terms and conditions of the Plan are subject to change at any time, particularly, but not limiting the generality of the foregoing, as may be required by changes to U.S. law that may affect the Plan.

E.	Relocation. Executive shall receive all benefits afforded to executives of her level under DCL’s relocation policy as the same may be modified from time to time.

F.	Supplemental Retirement Plan Payment. DCL maintains a Supplemental Retirement Plan (“SRP”) for its senior executives (a copy of which, as it currently exists, is attached hereto as Attachment 3). DCL agrees that Executive shall be designated as a participant in the SRP and agrees that it will pay the sum of $750,000 into Executive’s SRP account as of Executive’s first day of employment hereunder. Such payment (the “DCL SRP Payment”) shall be subject to the following vesting provisions:
1.	The DCL SRP Payment will vest in five equal installments on each of the first, second, third, fourth and fifth anniversary dates of executive’s first day of employment hereunder.

2.	In the event that Executive’s employment with DCL is terminated for any reason other than (a) a Termination For Cause (as defined in Section IV(C) below), or (b) a termination by Executive in violation of this Agreement, upon Executive’s departure from DCL, Executive shall be entitled to receive the vested portion of the DCL SRP Payment, plus any gain on such vested portion, as provided in the payment provision of the SRP.
     Other than these vesting provisions applicable to the DCL SRP Payment, Executive’s SRP account shall be subject to all terms and conditions of the SRP plan, as it may change from time to time. Executive acknowledges that under the provisions of the SRP, the DCL SRP Payment, any other contributions to the SRP by Executive and any gains thereon remain an asset of DCL until such time as they are payable to Executive under the terms of this Agreement and the SRP plan document.
IV.	TERMINATION OF EMPLOYMENT AND AGREEMENT
     All definitions and conditions set forth in this Section IV, including, but not limited to, the definitions of Termination for Disability and Termination for Cause as referenced in the Plan, shall be governed solely by the terms of this Agreement unless otherwise specified.
A.	Death. If Executive should die during the Term of Employment, this Agreement will terminate. No further amounts or benefits shall be payable except those benefits set forth in Section 7.3(b) of the Plan and those that may vest in accordance with the controlling documents for other relevant DCL benefits programs, which shall be paid in accordance with the terms of such other DCL benefit programs, including the terms governing the time and manner of payment.

B.	Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that she is unable to perform her duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to the Executive, DCL may terminate this Agreement. Notwithstanding the foregoing, Executive’s employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Section 409A. In that case, no further amounts or benefits shall be payable to Executive other than those set forth in Section 7.3 (b) of the Plan, except that until (i) she is no longer disabled or (ii) she becomes 65 years old — whichever happens first — Executive may be entitled to receive continued coverage under the relevant medical or disability plans to the extent permitted by such plans and to the extent such benefits continue to be provided to DCL executives at Executive’s level in the company generally, provided that in the case of any continued coverage under one or more of DCL’s medical plans, if DCL determines that the provision of continued medical coverage at DCL’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or her dependents because such benefits are provided by a self-insured basis by DCL, then Executive shall be obligated to pay the full monthly COBRA or similar premium for such coverage.

C.	Termination For Cause.
1.	In the event that Executive is convicted of any felony, any lesser crime of sufficient import to potentially discredit or adversely affect DCL’s reputation or ability to conduct its business in the normal course, or any offense involving the property of DCL or any of its subsidiaries or affiliates (e.g., theft, conversion, destruction of property, tampering with DCL’s computer system), or engages in willful misconduct in connection with the performance of Executive’s duties, DCL may terminate Executive’s employment by written notice to the Executive.

2.	In the event that Executive materially neglects her duties under Sections I(A) or (C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement (collectively “Breach”), DCL shall so notify Executive in writing. Executive will be afforded a one-time-only opportunity to cure the noted Breach within ten (10) days from receipt of this notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, DCL may terminate this Agreement by written notice to Executive.

3.	Any of the above reasons set forth in Section IV(C)(1) or Section IV(C)(2) hereof shall be considered termination For Cause and upon such termination, Executive shall not be entitled to receive any further amounts or benefits hereunder, other than as may be required by law.
D.	Termination Of Agreement By Executive.
1.	Executive may terminate this Agreement only for the following Good Reasons: (a) material reduction in duties or responsibilities; and (b) DCL’s material change in the location of the DCL office where Executive works (e.g., not relocation to another location in the Washington D.C. metropolitan area) (“Good Reason”) provided however, that Executive must provide DCL with written notice of the existence of the change constituting Good Reason within thirty-five (35) days of any such event having occurred, and allow DCL thirty (30) days to cure the same. If DCL so cures the change, Executive shall not have a basis for terminating his/her employment for Good Reason with respect to such cured change. In addition, in the event a change occurs that triggers Executive’s right to terminate this Agreement for Good Reason, Executive must exercise such right in writing to terminate this Agreement for Good Reason within thirty-five (35) days of the effective date of the applicable change, or such right shall be deemed waived.

2.	If Executive terminates this Agreement for Good Reason before the Term of Employment has expired, consistent with DCL’s normal payroll practices, within ten (10) days following the Release Deadline (as defined below), DCL will commence to pay Executive the balance of his/her annual base salary for the lesser of (a) twelve (12) months or (b) the remainder of the Term of Employment (along with the Unit payment referred to below, the “Separation Payment”). However, in no event shall this Separation Payment be less than six (6) months of Executive’s annual base salary. The salary portion of the Separation Payment will be paid in equal increments on regular DCL paydays (based upon the number of months base salary that is payable and the number of paydays per month), less required deductions and withholdings, until the balance is paid in full. In addition, Executive will be paid the portion of her Units in the Plan that has vested as of Executive’s last day of employment according to the terms of the Plan, whether such Units were granted under this Agreement or otherwise. Such payment will be made within ten (10) days following the Release Deadline. This Separation Payment is expressly conditioned on Executive’s signing the Agreement and General Release (“Release”, attached as Attachment 2 and incorporated by reference).

3.	No Separation Payment will be made if Executive fails to sign the Release. The Release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). No Separation Payment will be made if Executive violates the provisions of Section VI hereof, in which case all Separation Payment shall cease, and those already made shall be forfeited.

4.	If Executive terminates this Agreement before the Term of Employment has expired for a reason other than those stated in Section IV(D)(1) hereof, it will be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which DCL may have as a result of such breach, she will forfeit all right and obligations to be compensated for any remaining portion of her annualized base salary, Separation Payment, bonus/incentive payment and Units that may otherwise be due under this Agreement, pursuant to other DCL plans or policies, or otherwise, except as may be required by law.

E.	Termination Not For Cause.
1.	(a) In the event that DCL terminates Executive’s employment hereunder for reasons other than For Cause, as defined in Section IV(C) hereof, subject to what is described more fully below, DCL will pay the Executive (i) the balance of all Units as described below, and (ii) continued salary and continued participation in DCL’s incentive or bonus plan for the lesser of (A) twelve (12) months from Executive’s termination date or (B) the remainder of the Term of Employment (“Severance Payment”). However, in no event shall Executive receive less than six (6) months of his/her annual base salary and six (6) months of continued participation in DCL’s incentive or bonus plan. This Severance Payment expressly is conditioned on Executive’s signing the Release (attached as Attachment 2).

(b)	In the event DCL demotes Executive during the Term of Employment (i.e., reduces Executive’s DCL title below that stated in Section I(A) hereof and materially reduces his/her authority and responsibilities) in the absence of Executive’s breach of this Agreement, subject to what is described more fully below, upon Executive’s termination of employment, Executive shall have receive (i) the balance of all Units as described below, and (ii) continued salary and continued participation in DCL’s incentive or bonus plan for the lesser of (A) twelve (12) months or (B) the remainder of the Term of Employment (“Severance Payment”). However, in no event shall Executive receive less than six (6) months of his/her annual base salary and six (6) months of continued participation in DCL’s incentive or bonus plan. This Severance Payment expressly is conditioned on (i) Executive providing notice of his/her intent to terminate his/her employment as a result of the demotion and allowing a cure period in the manner and duration set forth in Section IV(D)(1) for a Good Reason termination, and (ii) Executive’s signing the Release. Executive must exercise his/her rights to terminate under this paragraph in writing within thirty-five (35) days of the effective date of the applicable change or such right shall be deemed waived.

2.	No Severance Payment will be made if Executive fails to sign the Release. The Release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A. No Separation Payment will be made if Executive violates the provisions of Section VI hereof, in which case all Severance Payments will cease, and those already made will be forfeited.

3.	DCL agrees that if, at the time Executive is Terminated not For Cause, DCL has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive’s receiving a sum greater than this Severance Payment, Executive will receive whichever is the greater of these two payments, provided that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the severance policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Section 409A, then the payment schedule provided in the Company’s standard severance policy shall only apply to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment. As of the date of this Agreement, DCL represents that it has in place a severance policy for its most senior executives as set out in Attachment 4, and it agrees that regardless of whether this policy remains in place throughout the Term of this Agreement, it shall be deemed in place for the purposes of this paragraph.

4.	The salary portion of the Severance Payment will commence to be paid in equal increments on regular DCL paydays within ten (10) days following the Release Deadline (based upon the number of months base salary that is payable and the number of paydays per month), less required deductions and withholdings, until the balance is paid in full if Executive timely executes the Release and the Release becomes effective on or before the Release Deadline.

5.	The bonus/incentive payment portion of the Severance Payment will be paid in the year following the calendar year in which the termination occurs on the date that DCL pays bonuses/incentive payments to its other employees and will be paid at the target amount set forth in Section III(B), subject to the terms and conditions of the actual bonus/incentive plan in effect at the time (e.g., Executive’s bonus/incentive payment will be subject to reductions for DCL under-performance or increases for DCL over-performance if DCL under-performance or over-performance is a factor in determining bonus awards, or for any change to the applicable bonus/incentive payment plan, that may result in Executive’s receiving an amount that is less than the target amount set forth in Section III(B)).

F.	Treatment of Units Upon Non-Renewal. In the event that Executive and DCL do not enter into a new agreement (whether or not DCL exercises its option to renew), and Executive continues employment with DCL, upon expiration of this Agreement and the Term of Employment, Executive’s employment shall be considered at-will and Executive’s Units will thereafter be governed by the terms and conditions of the Plan.

G.	Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services she performs during the period that any payment from DCL is continuing under Section IV(D) or Section IV(E) hereof, Executive shall have the obligation to timely notify DCL of the source and amount of payment (“Offset Income”). DCL shall have the right to reduce the amounts it would otherwise have to pay Executive by the Offset Income. Executive acknowledges and agrees that any deferred compensation for her services from another source that are performed while receiving Separation or Severance Payment from DCL will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). Executive agrees that timely failure to provide such notice or to respond to inquiries from DCL regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that DCL shall have the right to inquire of third party individuals and entities regarding Offset Income and to inform such parties of DCL’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Separation or Severance Payment from DCL will be made until or unless this breach is cured and that all payments from DCL already made to Executive, during the time she failed to disclose her Offset Income, shall be forfeited and must be returned to DCL upon its demand. Any offset made by DCL pursuant to this Section IV(F) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to DCL’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment.
V.	CONFIDENTIAL INFORMATION
A.	Executive acknowledges her fiduciary duty to DCL. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of DCL all confidential information, knowledge or data, including the terms of this Agreement and, without limitation, all trade secrets relating to DCL or any of its subsidiaries, and their respective businesses, (i) obtained by the Executive during her employment by DCL or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive’s employment with DCL, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than DCL and those designated by it, without the prior written consent of DCL.

B.	In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to DCL, whether confidential or not, Executive agrees to provide DCL with written notice of this subpoena or order so that DCL may timely move to quash if appropriate.

C.	Executive also agrees to cooperate with DCL in any legal action for which her participation is needed. DCL agrees to try to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after she is no longer in DCL’s employ.
VI.	COVENANT NOT TO COMPETE
A.	Executive covenants that if she is Terminated For Cause pursuant to Section IV(C) hereof or terminates her employment for other than Good Reason as set forth in Section IV(D)(1) hereof, for a period of twelve (12) (months/year) after the conclusion of Executive’s employment with DCL, she will not work for or engage in any activities on behalf of any company or any entity that provides television programming services for distribution to cable, satellite and/or other multi-channel distribution platforms (“Competitor”). Executive agrees that this is a material part of this Agreement, breach of which will cause DCL irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and DCL agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

B.	If Executive is Terminated not For Cause, pursuant to Section IV(E) hereof or terminates her employment for Good Reason, pursuant to Section IV(D)(1) hereof, before expiration of the Term of Employment, Executive will be released from this covenant not to compete.

C.	If Executive works for DCL through and until the end of the Term of Employment, DCL agrees that Executive will be released from the covenant not to compete in Section VI(A) hereof.

D.	During her employment and upon termination of Executive’s employment with DCL, regardless of the reason for the termination, Executive covenants that for a period of twelve (12) (months/year), she will not directly solicit any employees of DCL or its subsidiary and affiliated companies to leave their employment nor indirectly aid in the solicitation of such employees.

E.	During the period Executive is employed by DCL, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services. The only exception to this provision is if Executive obtains the prior written consent of DCL’s President and Chief Executive Officer.

F.	Throughout the period that Executive is an employee of DCL, Executive agrees to disclose to DCL any direct investments (i.e., an investment in which Executive has made the decision to invest in a particular company) she has in a company that is DCL’s Competitor or that DCL is doing business with during the Term of Employment (“Company”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five percent or more of such a Competitor or Company. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular company, even if those mutual funds, in turn, invest in such a Competitor or Company). Regardless of the nature of Executive’s investments, Executive herein agrees that her investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.

G.	In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges DCL would be entitled, all Separation or Severance Payment to Executive, if any, shall cease, and those already made will be forfeited.
VII.	ARBITRATION
A.	Submission To Arbitration. DCL and Executive agree to submit to arbitration all claims, disputes, issues or controversies between DCL and Executive or between Executive and other employees of DCL or its subsidiaries or affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive’s employment with DCL or the termination of such employment including, but not limited to Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, any Claim arising out of this Agreement, and any similar federal, state or local law, statute, regulation or common law doctrine.

B.	Use Of AAA. Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in Maryland, without regard to conflict of law principles. Any arbitration, pursuant to this Agreement, shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

C.	Binding Effect. Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and DCL agree that discovery will be allowed and all discovery disputes will be decided exclusively by arbitration.

D.	Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of the Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.

VIII.	CONTROLLING LAW AND ADDITIONAL COVENANTS
A.	The validity and construction of this Agreement or any of its provisions shall be determined under the laws of Maryland. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C.	Executive expressly acknowledges that DCL has advised Executive to consult with independent legal counsel of his/her choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.

D.	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by DCL, including, without limitation, the original employment agreement dated January 31, 2007, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. To the extent any conflict exists between this Agreement and Sections in the Plan that are specifically referenced in this Agreement, the terms of this Agreement govern. Otherwise, the Plan document speaks for itself and governs all matters not specifically referenced in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

E.	Any modifications to this Agreement will be effective only if in writing and signed by the party to be charged.

F.	Any payments to be made by DCL hereunder shall be made subject to applicable law, including required deductions and withholdings.

G.	Section 409A of the Code.
1.	It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

2.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

3.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

4.	If Executive is deemed on the date of termination of his/her employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
(a)	With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

(b)	On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(G)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(G)(4) shall be made to Executive.
5.	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

6.	Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.	Notwithstanding any provision in the Plan or the Agreement to the contrary, if, with respect to one or more grants of Units, the Agreement establishes a time and manner for the distribution of such Units (the “Agreement-governed Units”), the Agreement’s provisions governing the time and manner of distribution shall apply and shall continue to apply to such Agreement-governed Units following the expiration of the Agreement, the purpose of this paragraph being that there shall be no acceleration or delay in the time and manner in which Units constituting deferred compensation are distributed as a result of any expiration of this Agreement. Units that are not Agreement-governed Units shall be distributed in accordance with the distribution provisions of the Plan.
     In witness whereof, the parties have caused this Agreement to be duly executed as of the date set forth above.

Adria Alpert-Romm

Discovery Communications, LLC

AGREEMENT AND GENERAL RELEASE
     This Agreement and General Release (“Release”) is entered into by and between Discovery Communications, LLC, (“DCL”) and ______(“Executive”) to resolve any and all disputes concerning his/her employment with DCL and his/her separation from employment on ______. Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:
          1. Effective close of business ___, Executive’s employment with DCL will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s employment agreement with DCL (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).
          2. In consideration for Executive’s executing this Release of any and all legal claims he/she might have against the DCL Parties (as defined below), and the undertakings described herein, and to facilitate his/her transition to other employment, DCL agrees to provide Executive with the consideration detailed in Section IV(D)(2) (“Separation Payment”) of the Agreement or Section IV(E) (“Severance Payment”) of the Agreement, whichever applies to the reason for his/her separation from employment.
          3. Neither DCL nor Executive admit any wrongdoing of any kind, and both agree that neither they nor anyone acting on their behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing, Executive is not barred from disclosing this Release to his/her legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his/her rights under this Release and the Agreement in which the Release is incorporated; (b) defend himself/herself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his/her post-DCL employment.
          4. In exchange for the undertakings by DCL described in the above paragraphs:
               a. Executive, for himself/herself, his/her heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge DCL, its subsidiaries, affiliates and related entities, as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents (collectively, the “DCL Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the DCL Parties that he/she may have had, now has or may have against the DCL Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his/her employment with any DCL Party. Those claims, demands, liabilities and obligations from which Executive releases the DCL Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any DCL Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time. Notwithstanding the foregoing, this release does not affect Executive’s right to enforce DCL’s severance payment obligations under this Agreement.
               b. Executive expressly acknowledges that his/her attorney has advised him/her regarding, and he/she is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time he or she executes such a release, which if known to him or her may have materially affected his or her execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he/she may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any DCL Party shall be deemed to be outside the scope of this Release whether mentioned herein or not. Executive also specifically knowingly waives the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the DCL Parties, Executive expressly acknowledges that this Agreement is specifically intended to include in its effect all claims that he/she does not know or suspect to exist in his/her favor at the time he/she signs this Agreement.

               c. Executive hereby acknowledges that he/she is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section IV(D)(2) or Section 1V(E) of the Agreement, whichever is applicable, is in addition to what he/she would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he/she is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he/she may have. Executive hereby acknowledges that he/she has been advised to consult with an independent attorney of his/her own choosing in connection with this Release to explain to him/her the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he/she has read this Release in its entirety. Executive further states that he/she fully understands the terms of this Release and that the only promises made to him/her in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated. Executive hereby acknowledges that he/she is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he/she has been given twenty-one (21) days to consider this Release, and that if Executive is over the age of forty (40), Executive understands that he/she has seven (7) days following his/her execution of this Release in which to revoke his/her agreement to comply with this Release by providing written notice of revocation to the General Counsel of DCL no later than three business days following such period.
               d. Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself/herself, his/her heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of DCL, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.
               e. Executive agrees that he/she will not disparage any DCL Party or make or publish any communication that reflects adversely upon any of them, including communications concerning DCL itself and its current or former directors, officers, employees or agents.
          5. a. If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.
               b. DCL and Executive agree that this Release, consisting of three (3) pages, and the Agreement in which this Release is incorporated, constitutes the entire agreement between them. The parties further warrant that they enter into this Release freely.
               c. This Release shall be interpreted, enforced and governed by the laws of the State of Maryland without regard to the choice of law principles thereof.
     IN WITNESS WHEREOF, I have signed this General Release this       day of                              , 200__.

By:

Print Name:

Subscribed and sworn to before me this __ day of ______________, 200_.

Notary Public My Commission Expires